EXHIBIT 99.1

News Release:

CONTACT: James A. Dowd, President and CEO, (315) 343-0057

Pathfinder Bancorp, Inc. Declares Dividend

OSWEGO, New York (June 29, 2026) – James A. Dowd, President and CEO of Pathfinder Bancorp, Inc., the bank holding company of Pathfinder Bank (NASDAQ: PBHC) (listing: PathBcp), has announced that the Company has declared a cash dividend of $0.10 per share on the Company's voting common and non-voting common stock relating to the fiscal quarter ending June 30, 2026. The second quarter 2026 dividend will be payable to all shareholders of record on July 17, 2026 and will be paid on August 7, 2026.

About Pathfinder Bancorp, Inc.

Pathfinder Bank is a New York State chartered commercial bank headquartered in Oswego, whose deposits are insured by the Federal Deposit Insurance Corporation. The Bank is a wholly owned subsidiary of Pathfinder Bancorp, Inc., (NASDAQ SmallCap Market; symbol: PBHC, listing: PathBcp). The Bank has twelve full service offices located in its market areas consisting of Oswego and Onondaga County and one limited purpose office in Oneida County.

This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.